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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Marimba, Inc. 1996 Stock Plan, the Marimba, Inc. 1999 Omnibus Equity Incentive Plan, the Marimba, Inc. 1999 Employee Stock Purchase Plan, the Marimba, Inc. International Employee Stock Purchase Plan and the Marimba, Inc. 1999 Non-Employee Directors Option Plan of our report dated January 13, 1999, with respect to the consolidated financial statements of Marimba, Inc. included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.


Palo Alto, California
April 29, 1999                          /s/ Ernst & Young LLP
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                                        Ernst & Young LLP